Exhibit (d)

                     FORM OF INVESTMENT MANAGEMENT AGREEMENT

                  AGREEMENT made this ___ day of ________, 1999, by and between TD WATERHOUSE TRUST, a Delaware business trust, whose address is 100 Wall Street, New York, New York 10005 (the "Trust") and TD WATERHOUSE ASSET MANAGEMENT, INC., a Delaware corporation, whose address is 100 Wall Street, New York, New York 10005 (the "Investment Manager").

                              W I T N E S S E T H:

                  WHEREAS, the Trust is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with one distinct series of shares, TD Waterhouse Dow 30 Fund (the "Fund"), as more fully described in the Trust's Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, as amended (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") relating to the Trust and shares of the Trust's beneficial interest, and all amendments thereto;

                  WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

                  WHEREAS, the Trust and the Investment Manager desire to enter into an agreement to provide for comprehensive management and investment advisory services to the Fund upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the parties hereto as follows:

                  1. Duties of Investment Manager. (a) The Trust hereby employs the Investment Manager to act as the investment adviser for the Fund and to manage the investment and reinvestment of the assets of the Fund in accordance with the investment objectives, policies and restrictions of the Fund as the same are set forth in the Registration Statement, and in accordance with the requirements of the 1940 Act and all other applicable state and federal laws, rules and regulations, subject to the supervision of the Board of Trustees of the Trust for the period and upon the terms herein set forth. The investment of funds shall also be subject to all applicable restrictions of the Agreement and Declaration of Trust and By-Laws of the Trust as may from time to time be in force. Without limiting the generality of the foregoing, the Investment Manager shall:

                  (i) formulate and implement a continuing program for the purchases and sales of securities for the Fund and regularly report thereon to the Trust's Board of Trustees; and

                  (ii) make decisions with respect to and take, on behalf of the Fund, all actions which appear necessary to carry into effect such purchase and sale program and supervisory functions aforesaid, including the placing of orders for the purchase and sale of securities for the Fund.


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                  (b) Subject to the supervision and direction of the Board of
Trustees of the Trust, the Investment Manager also shall perform or arrange for the performance of the following administrative and clerical services with respect to the Fund: (i) maintain and preserve the books and records, including financial and corporate records, of the Trust as required by law or otherwise for the proper operation of the Trust; (ii) prepare and, subject to approval by the Trust, file registration statements, notices, reports and other documents required by U.S. Federal, state and other applicable laws and regulations (other than state "blue sky" laws), including proxy materials and periodic reports to Trust shareholders, oversee the preparation and filing of registration statements, notices, reports and other documents required by state "blue sky" laws, and oversee the monitoring of sales of shares of the Trust for compliance with state securities laws; (iii) calculate and publish, or arrange for the calculation and publication of, the net asset value of the Fund's shares; (iv) calculate, or arrange for the calculation of, dividends and distributions and performance data, and prepare other financial information regarding the Fund;
(v) oversee and assist in the coordination of, and, as the Board may reasonably request or deem appropriate, make reports and recommendations to the Board on, the performance of administrative and professional services rendered to the Trust by others, including the custodian, registrar, transfer agent and dividend disbursing agent, shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable; (vi) furnish secretarial services to the Trust, including, without limitation, preparation of materials necessary in connection with meetings of the Trust's Board of Trustees, including minutes, notices of meetings, agendas and other Board materials; (vii) provide the Trust with the services of an adequate number of persons competent to perform the administrative and clerical functions described herein; (viii) provide the Trust with administrative office and data processing facilities; (ix) arrange for payment of the Trust's expenses; (x) provide routine accounting services to the Trust, and consult with the Trust's officers, independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Trust; (xi) prepare such financial information and reports as may be required by any banks from which the Trust borrows funds;
(xii) develop and implement procedures to monitor the Trust's compliance with regulatory requirements and with the Fund's investment policies and restrictions as set forth in the Fund's currently effective Prospectus and Statement of Additional Information filed under the Securities Act of 1933, as amended; and
(xiii) provide such assistance to the custodian, other Trust service providers and the Trust's counsel and auditors as generally may be required to carry on properly the business and operations of the Trust. Notwithstanding anything to the contrary herein contained, the Trust, and not the Investment Manager, shall be responsible for and bear the cost of any third party pricing services or any third party blue sky services.

                  (c) The Investment Manager accepts such employment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. The Investment Manager shall give the Fund the benefit of its best judgment, efforts and facilities in rendering its services as an investment manager. The Investment Manager shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust. It is understood and agreed that the


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                  Investment Manager, by separate agreements with the Trust, may also serve the Trust in other capacities. It is further agreed that the Investment Manager and its officers and directors are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or directors of any other firm or corporation, including other investment companies, so long as its or their services hereunder are not impaired thereby. It is further agreed that personnel of the Investment Manager may invest in securities for their own account pursuant to a code of ethics that sets forth all employees' fiduciary responsibilities regarding the Trust, establishes procedures for personal investing and restricts certain transactions.

                  (d) The Investment Manager shall keep any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records with respect to the Fund's securities and portfolio transactions and shall render to the Trust's Board of Trustees such periodic and special reports as the Board may reasonably request. The Investment Manager agrees that all records which it maintains for the Trust are the property of the Trust and it will surrender promptly to the Trust any such records upon the Trust's request, provided however that the Investment Manager may retain a copy of such records. The Investment Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records kept by the Investment Manager in connection with investment advisory services provided pursuant hereto.

                  (e) The Trust has delivered to the Investment Manager copies of each of the following documents and will deliver to it all future amendments and supplements thereto, if any:

                  (i)      The Registration Statement; and

                  (ii) The Prospectus of the Fund (such Prospectus and the related Statement of Additional Information of the Fund, as currently in effect and as amended or supplemented from time to time, being herein collectively called the "Prospectus").

                  (f) The Trust shall at all times keep the Investment Manager fully informed with regard to the securities owned by the Fund, its funds available or to become available for investment, and generally as to the condition of its affairs. The Trust shall furnish the Investment Manager with a copy of all financial statements and each report prepared by certified public accountants with respect to it, and with such other information with regard to its affairs as the Investment Manager may from time to time reasonably request.

                  (g) The Investment Manager may enter into agreements with one or more other persons, including affiliates of the Investment Manager, to perform any or all the Investment Manager's duties hereunder, provided that (i) any such agreement shall have been approved by the Board of Trustees of the Trust; (ii) the Investment Manager shall be as fully responsible to the Trust for the acts and omissions of any such service providers as it would be for its own acts or omissions hereunder; and (iii) the cost of performance of such duties by others are to be borne and paid by the Investment Manager.



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                  (h) Any investment program undertaken by the Investment
Manager pursuant to this Agreement, as well as any other activities undertaken by the Investment Manager on behalf of the Fund pursuant thereto, shall at all times be subject to any directives of the Board of Trustees.

                  2. Expenses. The Investment Manager shall pay all of its expenses arising from the performance of its obligations under Section 1 of this Agreement, including the payment of any persons engaged pursuant to Section l(g), and shall pay any salaries, fees and expenses of Trust directors or officers who are employees, officers or directors of the Investment Manager.

                  The Investment Manager shall not be required to pay any other expenses of the Trust or the Fund, including (a) the fees and expenses of directors who are not "interested persons" of the Trust, as defined by the 1940 Act, and travel and related expenses of the directors for attendance at meetings; (b) the fees and expenses of the custodian and transfer agent of the Trust or any pricing service, including but not limited to fees and expenses relating to Trust accounting, pricing of portfolio shares, and computation of net asset value; (c) the fees and expenses of calculating yield and/or performance of the Fund; (d) the charges and expenses of legal counsel and independent accountants; (e) taxes and corporate fees payable to governmental agencies; (f) the costs of share certificates and of membership dues of any trade association of which the Trust is a member; (g) reimbursement of the organization expenses of the Fund; (h) the fees and expenses involved in registering and maintaining registration of the Trust and the Fund's shares with the Commission, blue sky service providers, registering the Trust as a broker or dealer and qualifying the shares of the Fund (or applying for applicable exemptions, as the case may be) under state securities laws, including the preparation and printing of the registration statements and prospectuses for such purposes; (i) allocable communications expenses with respect to investor services, expenses of shareholders' and Board of Trustees' meetings and preparing, printing and mailing proxies, prospectuses and reports to shareholders; (j) costs of acquiring and disposing of portfolio securities, including but not limited to brokers' commissions, dealers' mark-ups and any issue or transfer taxes chargeable in connection with the Fund's transactions;
(k) the cost of stock certificates representing shares of the Fund, if any; (l) insurance expenses, including, but not limited to, the cost of a fidelity bond, directors and officers insurance and errors and omissions insurance; and (m) litigation and indemnification expenses, expenses incurred in connection with mergers, and other extraordinary expenses not incurred in the ordinary course of the Fund's business.

                  3. Compensation. (a) For the services described in Section 1 hereof, the Trust, on behalf of the Fund, will pay to the Investment Manager promptly after the end of each calendar month, an investment management fee computed at the annual rate applicable to the Fund set forth on Schedule A hereto. The fee as computed in accordance with Schedule A shall be based upon the net assets of the Fund as to which this Agreement is then effective. The value of the net assets for the Fund shall be calculated in accordance with the provisions of the Fund's Prospectus. For purposes of this Agreement, on each day when net asset value is not calculated, the net assets of the Fund shall be deemed to be the net assets of the Fund as of the close of business on the last day on which net asset value was determined. Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly in arrears (i.e., the applicable annual fee rate divided by 365 as applied to each prior day's net assets in order to calculate the daily accrual). If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part


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of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

                  (b) In the event the operating expenses of the Fund including all management fees, for any fiscal year ending on a date on which this Agreement is in effect exceed the expense limitation applicable to the Fund imposed by the securities laws or regulations thereunder of any state or jurisdiction in which the Fund's shares are qualified for sale, as such limitations may be raised or lowered from time to time, the Investment Manager shall reduce its management fee to the extent of such excess and, if required, pursuant to any such laws or regulations, will reimburse the Fund for any annual operating expenses (after reductions of all management fees) in excess of any expense limitation that may be applicable; provided, however, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commission and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Trust and attributable to the Fund. Such reduction, if any, shall be computed and accrued daily, shall be settled on a monthly basis and shall be based upon the expense limitation applicable to the Fund as at the end of the last business day of the month. Should two or more such expense limitations be applicable as at the end of the last business day of the month, that expense limitation which results in the largest reduction in the Investment Manager's fee shall be applicable.

                  4. Brokerage. In managing the assets of the Fund, the Investment Manager shall purchase securities from or through and sell securities to or through such persons, brokers or dealers as the Investment Manager shall deem appropriate in conformity with applicable law and with the terms of the Registration Statement, and as the Trust's Board of Trustees may direct from time to time. Without limiting the generality of the foregoing, the Investment Manager will implement the Trust's policy of seeking the best execution of orders, which includes best net prices, in effecting purchases and sales of portfolio securities for the account of the Fund (consistent with this obligation, when the execution and price offered by two or more persons, brokers or dealers are comparable, the Investment Manager, in its discretion, purchase and sell portfolio securities to and from persons, brokers and dealers who provide the Investment Manager with research advice and other services).

                  On occasions when the Investment Manager deems the purchase or sale of securities to be in the best interest of the Fund and one or more of the other investment portfolios of the Trust, as well as other clients of the Investment Manager, the Investment Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Manager in accordance with its policy for aggregation of orders, as in effect from time to time.

                  5. Interested Persons. No Trustee, officer or employee of the Trust shall receive from the Trust any salary or other compensation as such Trustee, officer or employee while he or she is at the same time a director, officer or employee of the Investment Manager or any affiliated person (as defined in the 1940 Act) thereof. The Investment Manager shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the


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Trust to serve in the capacities in which they are elected, subject to their individual consent and to any limitations imposed by law. All services to be furnished by the Investment Manager under this Agreement may be furnished through the medium of any such directors, officers or employees of the Investment Manager.

                  6. Limitation of Liability. Subject to Section 36 of the 1940 Act, the Investment Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Manager in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

                  7. Non-Exclusive Use of the Name "TD Waterhouse". The Trust acknowledges that it adopted its name and the name of the Fund through the permission of the Investment Manager. The Investment Manager hereby consents to the non-exclusive use by the Trust of the marks "TD Waterhouse", "TD Waterhouse Family of Funds, Inc.", "TD Waterhouse Trust" and the TD Waterhouse logo only so long as the Investment Manager (or its affiliate or successor) serves as the investment manager to one or more portfolios of the Trust. The Trust covenants and agrees to protect, exonerate, defend, indemnify and hold harmless the Investment Manager, its officers, agents and employees from and against any and all costs, losses, claims, damages or liabilities, joint or several, including all legal expenses which may arise or have arisen out of the Trust's use or misuse of the name "TD Waterhouse", "TD Waterhouse Trust" or the TD Waterhouse logo or out of any breach of or failure to comply with this paragraph.

                  Neither the Trust nor the Fund shall distribute or circulate any prospectus, proxy statement, sales literature, promotional material or other printed matter required to be filed with the Securities and Exchange Commission under Section 24(b) of the 1940 Act which contains any reference to the Investment Manager or using the name "TD Waterhouse", "TD Waterhouse Family of Funds, Inc.", "TD Waterhouse Trust" or the TD Waterhouse logo without the approval of the Investment Manager and shall submit all such materials requiring approval of the Investment Manager in draft form, allowing sufficient time for review by the Investment Manager and its counsel prior to any deadline for printing. If the Investment Manager or any successor to its business shall cease to furnish services to the Trust under this Agreement or similar contractual arrangement, the Trust:

                  (a) as promptly as practicable, will take all necessary action to cause its Articles of Incorporation to be amended to accomplish a change of name; and

                  (b) within 90 days after the termination of this Agreement or such similar contractual arrangement, shall cease to use in any other manner, including but not limited to use in any prospectus, sales literature or promotional material, the name "TD Waterhouse", "TD Waterhouse Family of Funds, Inc.", "TD Waterhouse Trust" and the TD Waterhouse logo or any name, mark or logotype derived from or similar to such marks or indicating that the Trust or the Fund is managed by or otherwise associated with the Investment Manager.



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                  8. Term of Agreement. This Agreement shall become effective upon its execution by an authorized officer of the respective parties hereto. This Agreement shall continue in effect for an initial two-year term, and thereafter from year to year so long as such continuation is specifically approved at least annually in conformity with the requirements of the 1940 Act with regard to investment advisory contracts; provided, however, that this Agreement may be terminated at any time without the payment of any penalty by the Trust, by the Board or by "vote of a majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund, or by the Investment Manager on not less than 60 days' written notice to the other party. This Agreement shall terminate automatically in the event of its "assignment" (as defined in the 1940 Act).

                  Termination of this Agreement shall not affect the right of the Investment Manager to receive payments on any unpaid balance of the compensation described in Section 3 hereof earned prior to such termination.

                  9. Amendments; Partial Invalidity. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

                  10. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier of the date actually received or on the fourth day after postmark if such notice is mailed first class postage prepaid. Notice shall be addressed:
(a) if to the Trust, to: President, TD Waterhouse Trust, 100 Wall Street, New York, New York 10005; or (b) if to the Investment Manager, to: President, TD Waterhouse Asset Management, Inc., 100 Wall Street, New York, New York 10005, or at such other address as either party may designate by written notice to the other. Notice shall also be deemed sufficient if given by telex, telecopier, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein).


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                  11. Entire Agreement; Governing Law. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.

                  IN WITNESS WHEREOF, the Trust and the Investment Manager have caused this Agreement to be executed as of the day and year first above written.

                                           TD WATERHOUSE TRUST



                                           By:
                                                  ---------------------------

WITNESS:


---------------------------
                                           TD WATERHOUSE ASSET
                                            MANAGEMENT, INC.


                                           By:
                                                  ---------------------------

WITNESS:


---------------------------


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                                   SCHEDULE A

                                      FEES

For the services provided by the Investment Manager under the foregoing agreement to the Fund, the Investment Manager will receive the following fee:


An annual fee, payable monthly, of .20 of 1% of average daily net assets of the Fund.